EXHIBIT 5.0


              [Letterhead of Elias, Matz, Tiernan & Herrick L.L.P.]

                                 April 30, 1998



Board of Directors
R&G Financial Corporation
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 00918

         Re:      Registration Statement on Form S-4
                  200,000 Shares of Common Stock

Ladies and Gentlemen:

         We are special counsel to R&G Financial Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange
Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement"), relating to the issuance of up to 200,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), in connection with the proposed merger of Fajardo Federal Savings Bank with and into the Company's wholly owned subsidiary, R-G Premier Bank, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name under the heading "Legal Opinions" in the Proxy Statement/Prospectus constituting a part thereof.

                                           ELIAS, MATZ, TIERNAN & HERRICK L.L.P.



                                           By:      /s/ Norman B. Antin
                                                    -------------------
                                                    Norman B. Antin, a Partner